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                                                                     Exhibit (i)

                                 March 25, 1999

Calamos Insurance Trust
1111 East Warrenville road
Naperville, Illinois 60563-1493

Ladies and Gentlemen:


     As special Massachusetts counsel to Calamos Insurance Trust, a Massachusetts business trust (the "Trust"), we have been asked to deliver this opinion in connection with the issuance of an indefinite number of shares, without par value, of the Trust's series designated Calamos Convertible Portfolio (the "Shares") that are subject of Form N-1A Registration Statement No. 333-72511, (the "Registration Statement).


     We have examined the Amended and Restated Declaration of Trust of the Trust as filed with the Secretary of State of the Commonwealth of Massachusetts, such records of the proceedings of the Trustees of the Trust as we deem appropriate and the Registration Statement.


     Based upon the foregoing, we are of the opinion that under Massachusetts law, when issued and sold and paid for in accordance with the then applicable Prospectus included as a part of the Registration Statement as then effective, the Shares will be duly authorized, validly issued, fully paid and nonassessable by the Trust.


     We consent to a copy of this opinion being filed as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            Goodwin, Procter & Hoar LLP